Dear Shareholders:

     We have successfully closed the Q-Med transaction, in which we will receive slightly less than $7 million to move Ixion forward to the next level. See the press release below:

For Immediate  Release

Swedish Company Buys Majority Interest in Ixion Biotechnology

ALACHUA, FL. July 17, 2000- Qvestor, LLC, a U.S. subsidiary of Q-Med AB (publ), a biotechnology and medical device company based in Uppsala, Sweden (not affiliated in any way with Q-Med, Inc., a Nasdaq-listed US company), has purchased 3,337,500 newly-issued shares of common stock of Ixion Biotechnology, an Alachua County, Fla.-based biotech firm, for a total of $6,675,000 and other consideration.

     Q-Med had already purchased 562,500 Ixion shares at a cash price of $2.00 per share since entering into an agreement in principal in April 1999. Under that agreement, it also had an option to acquire up to 50% of Ixion's common stock on a fully-diluted basis. Q-Med's board has decided to exercise its option by buying the additional shares at the option price of $2.00 per share. The board of Ixion approved the transaction on July 14, and half of the purchase sum was paid at the closing later the same day. The remainder will be paid no later than 12 months after. Following the closing, Qvestor and Q-Med now own 59% of Ixion's outstanding common stock.

     Weaver H. Gaines, Chairman of Ixion, said that the transaction would provide funds for two years of expanded operations. "We have worked well with Q-Med in the last 15 months, and we have high expectations for our expanded relationship," Mr. Gaines said. "Q-Med wants us to continue to operate as an independent company where they will exercise their influence primarily through our board."

     Q-Med is a rapidly growing and profitable biotechnology and medical device company that develops, produces and markets non-animal hyaluronic acid based medical implants. All of Q-Med's products are based on the company's patented technology for the production of non-animal stabilized hyaluronic acid, or NASHA. The majority of Q-Med's revenues are accounted for by Restylane(R) for the filling out of lips, facial wrinkles, and facial folds.

     Ixion's stem cell technology involves using islets generated in vitro from pancreatic stem cells from adult donors to produce new islets to treat diabetes. The technology would represent the ability to culture relatively unlimited numbers of islet cells from a piece of the pancreas of a diabetic individual and produce sufficient islets to reinfuse later as a treatment for diabetes. Ixion is developing products based on its Islet Producing Stem Cell technology. So far, Ixion has studied the ability to propagate and differentiate islet stem cells in vitro, which will provide human islets for use in cell transplantation therapy to treat type 1 diabetes. In further research, islets will be encapsulated in a patented hyaluronic gel supplied by Q-Med. Q-Med is working to develop the hyaluronic acid to encapsulate Ixion's islets or explanted islets in order to protect them after transplantation.

     "The combination of Ixion's stem-cell technology and Q-Med's NASHA gels offers unique research and commercial opportunities," says Q-Med's President and CEO, Per Olof Wallstrom. Mr. Wallstrom joined Ixion's seven member board at the meeting on July 14, 2000.

     Ixion specializes in discovering, developing, manufacturing and marketing products to treat and prevent diabetes. Recently, Ixion received broad-based media attention for its research showing the feasibility of using stem cells to produce new pancreatic tissue to treat and possibly cure diabetes. The company, which holds worldwide exclusive licenses to patents and pending patents for diabetes treatments, also holds exclusive licenses to patents for treatments of oxalate-related disorders, such as kidney stones, Crohn's Disease and cystic fibrosis. For more information about Ixion's current activities, visit Ixion's website at www.ixion-biotech.com or call 904-418-1428. More information about Q-Med is available at www.q-med.com.

     This news release discusses historical information and includes forward-looking statements that involve a number of risks and uncertainties, such as risks associated with pre-clinical and clinical development in the biotechnology industry, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments and costs of developing, producing and selling products.

     Contacts:

          Weaver  H.  Gaines   Lisette  Hilton

          Ixion Biotechnology,   Inc.   (561)392-5649   (voice)
          631-583-5203   (voice)
          Info@ixion-biotech.com